EXHIBIT 10.1
SUMMARY OF TIVO INC. FISCAL YEAR 2014
BONUS PLAN FOR EXECUTIVE OFFICERS.
Purpose:
The terms of the TiVo Inc. (the “Company”) Fiscal Year 2014 Bonus Plan for Executive Officers (the “Plan”) have been established to reward the Company’s executive officers for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, bonuses will be based on the achievement of specified corporate and departmental goals at end of fiscal year 2014, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).
Determination of Fiscal Year 2014 Bonuses:
Company executive officers will be eligible to receive targeted bonus amounts to be paid in cash under the Plan. The amount of actual bonuses to be paid in cash will be based primarily on the achievement of objective and subjective Company and departmental performance goals and may be higher or lower than targeted amounts according to pre-determined formulas that will be applied by the Compensation Committee and the Board. Target cash bonuses for the Company’s named executive officers under the Plan for fiscal year 2014 will be 50% of the annual base salary for the Company’s Chief Financial Officer and General Counsel and will be 100% of the annual base salary for the Company’s Chief Executive Officer, Chief Operating Officer, and Executive Vice President of Products and Revenue. For all named executive officers (excluding the Company’s Chief Executive Officer), actual cash bonuses will be based fifty percent (50%) on performance against specified corporate goals and fifty percent (50%) on specified Company-wide engineering objectives and, in certain cases, performance against specified departmental goals. Upon achievement at target of at least three Company-wide engineering objectives and the specified corporate goal for Adjusted EBITDA*, each of the Company’s named executive officers (including the Company’s Chief Executive Officer) are also eligible for additional above-target amounts up to 20% of target bonus amounts for achievement of additional specified strategic engineering and distribution upside objectives relating to new product development initiatives.
For all named executive officers (excluding the Company’s Chief Executive Officer), the corporate goals component of bonuses will be based on meeting specified goals with respect to the Company’s financial performance including a service and technology revenue goal, Adjusted EBITDA* goal, an end of fiscal year 2014 cash balance goal, as well as a subjective measure of management’s overall performance relative to the Company’s FY14 strategic priorities as assessed by the Board in its discretion. For all named executive officers (including the Company’s Chief Executive Officer), the Company-wide engineering objectives relate to the delivery of current products and projects in development as well as current and future distribution deals.
The Company’s Chief Executive Officer’s bonus will be based on specified corporate performance goals relating to service and technology revenues, Adjusted EBITDA*, end of fiscal year 2014 cash balance, success with respect to specified transactions and deals, and the Board’s subjective measure of the Company’s progress with respect to existing intellectual property litigations, the specified Company-wide engineering objectives referenced above and overall Company performance.
In addition to the above amounts, the Company’s Chief Financial Officer and Senior Vice President, Corporate Development and Strategy, is eligible for additional cash amounts upon achievement of specified goals related to distribution, capital allocation, litigation and strategic transactions achieved during fiscal year 2014.
In addition to the above amounts, the Company’s Executive Vice President of Products and Revenue, is eligible for additional cash amounts in connection with the management and performance of the Company’s audience research business.
In addition to the above amounts, the Company’s Senior Vice President, General Counsel is eligible for additional cash amounts upon achievement of specified litigation and transactional related goals achieved during fiscal year 2014.
The Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.
*    “Adjusted EBITDA” is defined as income before interest expense, provision for income taxes and depreciation, amortization, and stock-based compensation expense.